Exhibit 99.1
WVT ANNOUNCES INTERIM CEO
( Warwick, NY, January 16, 2007) Warwick Valley Telephone Company (Nasdaq: WWVY) (the “Company”) announced today that the Company entered into an employment agreement on January 15, 2006 with Thomas H. Gray, age 57, as Interim President & Chief Executive Officer. Mr. Gray is the founder and leader of the Telecom Expert Group. Formerly a Vice President with Ameritech, Belgacom, and FLAG Telecom, he has 37 years experience in United States and international telecom general management, strategy, organization, due diligence, mergers and acquisitions, marketing, product development, customer service and operations. His experience with small business operations was obtained as Managing Director of Mooney Airplane Company.

Contact:	Warwick Valley Telephone Co. Thomas H. Gray Interim President & Chief Executive Officer (845) 986-8080